PROSPECTUS SUPPLEMENT NO. 7
to Prospectus,
declared effective on August 17, 2007
(Registration No. 333-138693)
ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 7 supplements and amends our Prospectus declared effective August 17, 2007, as amended and supplemented by prospectus supplement no.1 dated August 28, 2007 and by prospectus supplement no.2 dated September 19, 2007 and by prospectus supplement no.3 dated December 17, 2007 and by prospectus supplement no.4 dated January 11, 2008 and by prospectus supplement no.5 dated February 20, 2008 and by prospectus supplement no.6 dated March 11, 2008 (the "Prospectus").

You should read this Prospectus Supplement No. 7 together with the Prospectus.

This Prospectus Supplement No. 7 includes the attached Current Report on Form 8K of ICP Solar Technologies Inc. as filed by us with the Securities and Exchange Commission on March 31, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 7 is March 31, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 25, 2008
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On March 25, 2008, the Board of Directors approved the repricing of the warrants described below, issued at an exercise price of $1.00 and expiring on July 11, 2008 pursuant to a six-month extension notice to the warrant holders dated January 11, 2008, to $0.50 ("Warrant Repricing"). The Warrant Repricing will apply to all of the outstanding common stock purchase warrants issued pursuant to, and subject to the terms and conditions of, those certain Subscription Agreements with the Company dated July 11, 2006 (the "Warrants"). The Warrants were subsequently registered under the Company's Registration Statement on Form SB-2 declared effective on August 17, 2007.

In total, this Warrant Repricing will apply to an aggregate of 3,000,000 shares of Common Stock underlying outstanding common stock purchase warrants. A copy of the form of notice sent to holders of affected warrants regarding the Repricing is attached hereto as Exhibits 4.1 and is incorporated herein by reference.

The Repricing was effected pursuant to a resolution of the Company's Board of Directors adopted on March 25, 2008.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1 Form of notice to warrant holders dated March 25, 2008.

4.2 Form of notice to warrant holders dated January 11, 2008 (1).

Note

(1) Previously filed with the SEC as an exhibit to our Current Report on Form 8-K filed on January 11, 2008.

2

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: March 31, 2008
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and Chairman

3

USA CANADA EUROPE ASIA AUSTRALIA

NOTICE REPRICING
COMMON STOCK PURCHASE WARRANTS

To the holders of our common stock purchase warrants:

On March 25, 2008, the board of directors of ICP Solar Technologies Inc., authorized the repricing of the exercise price of the common stock purchase warrants described below to $0.50. This repricing of the common stock purchase warrants will apply to all of the currently outstanding warrants issued on July 11, 2006.

March 25, 2008

By ORDER OF THE BOARD OF DIRECTORS,

ICP SOLAR TECHNOLOGIES INC.

By:  /s/ Sass Peress
        Sass Peress
        President and Chief Executive Officer